Exhibit 10.3
SEVERANCE BENEFITS AGREEMENT

This SEVERANCE BENEFITS AGREEMENT (the “Agreement”) is made and entered into as of this 8th day of August, 2006, by and between Brian Lenz, an individual resident of the State of New Jersey (the “Executive”) and VioQuest Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Executive is currently employed as an executive officer of the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to reinforce and encourage the continuity of management personnel in the event of any potential Change in Control (as hereinafter defined); and

WHEREAS, the Board believes this objective can best be served by providing for a compensation arrangement for the Executive upon the Executive’s termination of employment under certain circumstances in the event of a Change of Control.

NOW, THEREFORE, in consideration of the mutual promises and covenants and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

AGREEMENT

1. Certain Definitions.

(a) Annual Compensation. For the purposes of this Agreement, “Annual Compensation” shall mean Executive’s annual base salary, as adjusted from time to time by the Board of Directors of the Company.

(b) Change of Control. For the purposes of this Agreement, the term “Change of Control” shall have the meaning ascribed to it in the Company’s 2003 Stock Option Plan.

(c) Termination Without Cause. For the purposes of this Agreement, “Termination Without Cause” shall mean termination of the Executive by the Company for reasons other than:

(i) the conviction of a felony;

(ii) the conviction of theft or embezzlement of Company property, or the commission of an act involving moral turpitude that materially and adversely affects the Company’s reputation and business prospects; or

(iii) the failure of Executive to substantially perform his material duties and responsibilities of his employment (excluding nonperformance resulting from Executive’s disability) which failure is not cured within thirty (30) days after written notice from the Company specifying the act of nonperformance or within such longer period (but no longer than 90 days in any event) as is reasonably required to cure such nonperformance.

(d) Constructive Termination. For the purposes of this Agreement, “Constructive Termination” shall mean:

(i) Executive has been demoted or has otherwise incurred a material reduction in his authority or responsibility;

(ii) an adverse change in Executive’s annual compensation or benefits; or

(iii) in the course and scope of Executive’s employment with the Company, Executive has been subjected to any conduct that constitutes prohibited employment discrimination under the provisions of Title VII of the federal Civil Rights Act of 1964, as amended, or other federal, state or local law.

For the purposes of this definition, Executive’s responsibilities, authority, status, position, offices, titles, duties and reporting requirements are to be determined as of the date of this Agreement.

2. Severance Benefits.

(a) Termination Following Change of Control. In the event that Executive’s employment is terminated within one (1) year following a Change of Control and such termination is either (i) Without Cause, or (ii) is a Constructive Termination, then (A) Executive shall be entitled to receive, in addition to all compensation due and payable to or accrued (which includes milestone based bonus achievements) for the benefit of Executive as of the date of termination, his Annual Compensation, payable in semi-monthly installments over a period of twelve (12) months in accordance with the Company’s normal payroll practices in effect at such time, and (B) any and all outstanding options to purchase shares of stock in the Company granted to Executive shall immediately vest and become immediately exercisable (whether entered into before or after the date of this Agreement), in addition to the Company’s healthcare and insurance benefits program over a period of twelve (12) months.

The provisions of this Section 2(a), including without limitation the acceleration of all outstanding options to purchase shares of stock in the Company, shall apply following any Change of Control notwithstanding any provision otherwise in any stock option agreement between the Company and the Executive which provides for the grant to Executive of the right to purchase shares of stock of the Company.

(b) Other Termination. In the event that Executive’s employment is terminated (i) at a time other than a 1-year period following a Change of Control, and (ii) Without Cause, then Executive shall be entitled to receive, in addition to all compensation due and payable to or accrued (which includes milestone based bonus achievements) for the benefit of Executive as of the date of termination, one-half of his Annual Compensation, payable in semi-monthly installments over a period of six (6) months in accordance with the Company’s normal payroll practices in effect at such time, in addition to the Company’s healthcare and insurance benefits program over a period of six (6) months.

(c) Notwithstanding anything to the contrary contained in this Section 2, the Company shall have no obligation to pay, and Executive shall have no obligation to receive, any of the benefits provided for in paragraphs (a) and (b) of this Section 2 upon termination of Executive’s employment unless Executive executes a separate agreement releasing the Company from any and all liability in connection with the termination of Executive’s employment.

3. Resolution of Disputes.

If there shall be any dispute between the Company and the Executive (i) in the event of any termination of Executive’s employment by the Company, whether such termination was Without Cause, or (ii) in the event of a Constructive Termination of employment by the Company, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was not Without Cause or that the determination by the Executive of the existence of a Constructive Termination was not made in good faith, the Company shall pay, and provide all benefits to Executive and/or Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 2 hereof, as the case may be, as though such termination were by the Company Without Cause or was a Constructive Termination by the Company; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section except upon receipt of an undertaking by or on behalf of Executive to repay all such amounts to which Executive is ultimately adjudged by such court not to be entitled.

4. Withholding.

The Company may withhold from any amounts payable under this Agreement the minimum Federal, state and local taxes as shall be required to be withheld pursuant to any applicable law, statute or regulation.

5. Successors and Assigns.

This Agreement is binding upon, and shall inure to the benefit of the Company and all successors and assigns of the Company. This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and personal representatives. The Company will require any successor (whether direct or indirect, by purchase, merger or consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement, prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle the Executive to any Severance Payment payable pursuant to Section 2 hereof.

6. Miscellaneous.

(a) Governing Law; Amendment. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Notice. All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO THE EXECUTIVE:

Brian Lenz
2 Beckett Court
Trenton, New Jersey 08628

IF TO THE COMPANY:

VioQuest Pharmaceuticals, Inc.
Attn: Chief Executive Officer
180 Mount Airy Road, Suite 203
Basking Ridge, New Jersey 07920

or to such other address as either party furnishes to the other in writing in accordance with paragraph (b) of this Section 6. Notices and communications shall be effective when actually received by the addressee.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with the law.

(d) Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(f) Entire Agreement. This Agreement constitutes the entire agreement between the parties, and shall supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and may not be modified or terminated orally. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and pursuant to the due authorization of its Board, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first written above.

VIOQUEST PHARMACEUTICALS, INC.	EXECUTIVE:
By: /s/ Daniel E. Greenleaf Daniel E. Greenleaf President & Chief Executive Officer	/s/ Brian Lenz Brian Lenz Chief Financial Officer